EXHIBIT 99.1


CONTACT: Liz Merritt, Rural/Metro Corporation
         (480) 606-3337
         Morgen-Walke Associates, Investor Relations
         Jim Byers (investors)
         (415) 439-4504
         Christopher Katis (media)
         (415) 439-4518

FOR IMMEDIATE RELEASE

              RURAL/METRO RECEIVES NASDAQ NOTICE REGARDING LISTING

     SCOTTSDALE, ARIZ. (May 23, 2003) - Rural/Metro Corporation (Nasdaq: RURL), a national leader in ambulance transportation and fire protection services, announced today that it has received notification from Nasdaq that the Company does not currently comply with the timely regulatory filing requirement for continued listing on the Nasdaq SmallCap Market.

     The company announced on May 20, 2003 that it would file its Form 10-Q for the third quarter ended March 31, 2003 following the completion of its analysis related to the restatement adjustments necessary to increase its allowance for Medicare, Medicaid and contractual discounts and doubtful accounts in the range of $35 to $45 million.

     Jack Brucker, President and Chief Financial Officer, said, "We are working diligently to expedite and complete this process. We believe we have a strong case for continued listing as we move forward to complete this process and subsequently file our quarterly report."

     The Company will submit a request for a Nasdaq Qualifications Panel hearing to consider its continued listing. The hearing has not yet been scheduled. Rural/Metro's common stock will continue to be traded on the Nasdaq SmallCap Market, however the character "E" will be appended to its trading symbol. Accordingly, the trading symbol for the company's securities will be changed from RURL to RURLE at the opening of trading on May 27, 2003.

     Rural/Metro   Corporation  provides  emergency  and  non-emergency  medical transportation, fire protection, and other safety services in 26 states and more than 400 communities throughout the United States.

EXCEPT FOR HISTORICAL INFORMATION HEREIN, THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS, THE COMPANY'S ABILITY TO SUCCESSFULLY MAINTAIN ITS LISTING ON THE NASDAQ SMALLCAP MARKET, THE FINAL DETERMINATION OF THE RESTATEMENT ADJUSTMENTS RELATING TO THE ALLOWANCE FOR MEDICARE, MEDICAID AND CONTRACTUAL DISCOUNTS AND DOUBTFUL ACCOUNTS; THE COMPANY'S ABILITY TO COLLECT ITS ACCOUNTS RECEIVABLE; COMPETITORS' ACTIONS; LITIGATION MATTERS; AND THE COMPANY'S ABILITY TO SUSTAIN OPERATING CASH FLOW, SECURE NEW CONTRACTS, RETAIN EXISTING CONTRACTS, IMPROVE EARNINGS AND OPERATING MARGINS, FURTHER ENHANCE THE EFFICIENCY OF THE COLLECTION PROCESS, EFFECTIVELY MANAGE COLLATERAL REQUIREMENTS AND COSTS RELATED TO ITS INSURANCE COVERAGE, AND THE COMPANY'S ABILITY TO CURE OR OBTAIN A WAIVER OF COVENANT NON-COMPLIANCE OR AN AMENDMENT TO ITS CREDIT FACILITY OR INDENTURE. ADDITIONAL FACTORS THAT COULD AFFECT THE COMPANY ARE DESCRIBED IN ITS FORM 10-K AS AMENDED FOR THE YEAR ENDED JUNE 30, 2002 UNDER THE CAPTION "RISK FACTORS" IN THE MANAGEMENT'S DISCUSSION AND ANALYSIS SECTION, AND OTHER FACTORS AS DESCRIBED FROM TIME TO TIME IN THE COMPANY'S SEC FILINGS. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE ITS FORWARD-LOOKING STATEMENTS.